Exhibit 99.1

Callisto Announces Adjournment of Special Meeting

NEW YORK, N.Y., January 3, 2013 — Callisto Pharmaceuticals, Inc. (OTCBB:CLSP)(“Callisto”) today announced that it convened its special meeting of stockholders on Thursday, January 3, 2013 and adjourned the meeting until Monday, January 14, 2013, at 1:00 p.m., Eastern Standard Time.  The special meeting was adjourned to allow the company’s stockholders a reasonable amount of time to consider the recent announcement, by Synergy Pharmaceuticals Inc., of the results of its Phase IIb/III clinical trial.

The reconvened special meeting will be held at Callisto’s offices, 420 Lexington Avenue, Suite 1609, New York, NY   10170.  Stockholders who have already voted do not need to recast their votes. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked. Given the adjournment, proxies may now be received by our registrar and transfer agent, Philadelphia Stock Transfer Inc., no later than January 13, 2013 at 11:59 p.m. (Eastern Standard Time).

About Callisto Pharmaceuticals Inc.

Callisto is a development stage biopharmaceutical company. All of Callisto’s drug candidates, currently plecanatide and SP-333 to treat GI disorders and diseases, are being developed exclusively by Synergy Pharmaceutical Inc.

Investor Contact:	Danielle Spangler
The Trout Group
synergy@troutgroup.com
(646) 378-2924